UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2025

NB BANCORP, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-41899	93-2560883
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

1063 Great Plain Avenue, Needham, Massachusetts	02492
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 444-2100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	NBBK	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Executive Officer

NB Bancorp, Inc. (the “Company”) announced that, effective January 3, 2025, Salvatore Rinaldi resigned as Chief Operating Officer of the Company and its subsidiary, Needham Bank (the “Bank”). Mr. Rinaldi will remain employed by the Company and the Bank through February 7, 2025 to assist in the transition of his duties and responsibilities to Ms. Christine Roberts. On July 24, 2024, the Company previously disclosed that Mr. Rinaldi intended to retire once his successor was identified and appointed as Chief Operating Officer and began employment with Needham Bank.

(c) Appointment of Executive Officer

The Company also announced that, effective January 6, 2025, Christine Roberts was appointed Executive Vice President and Chief Operating Officer of the Company and the Bank.

Ms. Roberts, age 56, has been Executive Vice President, President of Citizens Pay at Citizens Bank, since April 2022. Prior to this appointment, from September 2021 until September 2022, Ms. Roberts served as Head of Consumer Lending Experience and Engagement and prior to that, served as Head of Student Lending from May 2016 until November 2021. Ms. Roberts has been employed at Citizens Bank since August 2012, where she has held positions of increasing responsibility across the institution.

In connection with the appointment of Ms. Roberts, the Bank has entered into a change in control agreement with Ms. Roberts. The agreement has an initial term of eighteen (18) months and renews for a new eighteen (18) month term on each anniversary of the agreement, and provides for a lump sum payment to Ms. Roberts, upon a change in control followed by a termination, equal to one and one-half (1.5) times her annual compensation, defined as base salary plus the annual incentive bonus at the target bonus opportunity amount. Additionally, if Ms. Roberts participated in the health and dental plans immediately before termination and elected COBRA, Ms. Roberts would be entitled to a monthly cash payment for 18 months or the executive’s COBRA health continuation period, whichever ends earlier, in the amount equal to the employer-monthly contributions that the Company would have paid to provide health and dental insurance to Ms. Roberts.

Ms. Roberts is not related by blood, marriage, or adoption to any of the Company’s directors or other executive officers. There are no related person transactions between the Company or the Bank, on the one hand, and Ms. Roberts or her immediate family members, on the other hand, reportable under Item 404(a) of Regulation S-K promulgated under the Exchange Act.

The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the Change in Control Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

On January 6, 2025, the Company issued a press release announcing the appointment, a copy of which is attached herewith as Exhibit 99.1.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.Description

10.1Change in Control Agreement with Christine Roberts

99.1Press Release dated January 6, 2025

104.1Cover Page Interactive Data File (Embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NB BANCORP, INC.

DATE: January 6, 2024	By:	/s/ Joseph Campanelli
Joseph Campanelli
President and Chief Executive Officer